Exhibit 99.1
1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-1818
NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO
Greg Rosenstein, Vice President of Investor Relations,
504-362-4321
Superior Energy Services, Inc. Provides Update on Hurricane Katrina Impact;
Management to Present at Lehman Brothers CEO Energy/Power Conference
On Wednesday, September 7
BROUSSARD, La., Sep 06, 2005 (BUSINESS WIRE) — Superior Energy Services, Inc. (NYSE: SPN) issued the following update on the impact Hurricane Katrina has had to date on the company’s employees, assets and operations. The company has temporarily moved its corporate headquarters to its Broussard, La. campus.
Employees
The company’s first objective has been to reach out to its employees, informing them that they still have jobs and assisting them with their personal needs. Approximately 550 employees are based out of the Harvey, Louisiana campus either working directly at the campus or mobilizing offshore from that location. In addition, the company estimates another 500 employees live in other areas of Louisiana and Mississippi that were impacted by the hurricane.
The company is updating its website daily with employee information and has distributed public service announcements to media outlets in Louisiana and Mississippi telling employees how to contact the company. Through its outreach effort, the company believes it has communicated directly with about 90 percent of the approximately 1,050 employees in the affected areas.
Assets
Oil and gas properties. The company is currently producing about 2,200 barrels of oil equivalent (“boe”) per day. Prior to Hurricane Katrina, production was averaging about 7,000 boe per day, resulting in deferred production of about 4,800 boe per day. Production is shut-in at South Pass 60 and West Delta 79/86. The company is inspecting platforms and pipelines, but sees no signs of major structural damage. Bringing production on-line is contingent upon many factors, including those out of the company’s control such as the status of third-party pipelines and refineries. As a reference point, it took approximately 12 weeks for production to resume following damage caused by Hurricane Ivan last year.
Liftboats. No liftboats were damaged during the hurricane.
Rental tools. Most of the company’s rental tool locations are situated between Lafayette and Houma, Louisiana and suffered no damage. The company is assessing the status of drilling-related rentals in deepwater areas impacted by the storm.
Well intervention assets. The company has relocated Harvey, La.-based equipment to Broussard, including plug and abandonment equipment spreads, mechanical wireline units and electric line units. The company believes most of its well intervention assets were not damaged.
Communications and other infrastructure. The Harvey campus did not suffer any water damage and is believed to be structurally sound. Email and internet access is working and accounting systems are functioning.
Operations
Customer demand is concentrated on production-related assets, plug and abandonment services and liftboats. The company is responding by mobilizing an increasing number of liftboats and service crews and equipment each day. As of today, 22 of the company’s 26 rental fleet liftboats are working. The remaining four are completing pre-storm Coast Guard inspections or repairs and will be available later this month.
CEO Terry Hall Comments:
“The key message is that Superior Energy Services is open for business and addressing the needs of its employees and the industry. The proactive and rapid response of our employees at all of our subsidiaries has been tremendous. Each day, we are making progress in reaching our employees, serving our customers and re-establishing our communications and infrastructure.”
Presentation at 2005 Lehman Brothers CEO Energy Conference
Mr. Hall will make a presentation to the investment community on Wednesday, September 7 at 2:25 p.m. Eastern Time (1:25 p.m. Central Time) at the 2005 Lehman Brothers CEO Energy/Power Conference. The presentation will be webcast live, and can be accessed from the presentation page of the investor relations section of Superior’s website at www.superiorenergy.com.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements.

Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.